Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2021, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Perdoceo Education Corporation on Form 10-K for the year ended December 31, 2020.  We consent to the incorporation by reference of said reports in the Registration Statements of Career Education Corporation (now known as Perdoceo Education Corporation) on Forms S-8 (File Nos. 333-211551, 333-150987, 333-96539, 333-37848, 333-150978, 333-84403, 333-60339, and 333-60335).

/s/ Grant Thornton LLP

Chicago, Illinois

February 24, 2021